EXHIBIT  99.1

FOR RELEASE

Date: April 21, 2017
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 25% increase in Net Income for the Nine Months Ended March 31, 2017

Catskill, N.Y. – April 21, 2017-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and nine months ended March 31, 2017, which is the third quarter of the Company’s fiscal year ending June 30, 2017.  Net income for the three and nine months ended March 31, 2017 was $2.9 million, or $0.34 per basic and diluted share, and $8.3 million, or $0.98 per basic and diluted share, respectively, as compared to $2.2 million, or $0.26 per basic share and $0.25 per diluted share, and $6.6 million, or $0.78 per basic and diluted share, for the three and nine months ended March 31, 2016, respectively.  Net income increased $736,000, or 34.1%, when comparing the three months ended March 31, 2017 and 2016, and increased $1.7 million, or 25.8%, when comparing the nine months ended March 31, 2017 and 2016.

Donald Gibson, President & CEO stated, “I am pleased to report another very solid quarter. Highlighting the quarter was our Bank’s balance sheet growth. At quarter end March 31, 2017, we reached several new milestones. For the first time in our Bank’s history we surpassed $950 million in assets and $600 million in gross loans.”

On April 18, 2017, for the sixth consecutive year, Greene County Bancorp, Inc. was recognized by investment banking firm KBW for our exceptional 10 year track record. This year, only 15 U.S. banking institutions made the honor roll, down from 18 institutions in the prior year. To be eligible for the KBW Bank Honor Roll, banks must be publically traded institutions with more than $500 million in assets, and meet the following conditions:

1)	No annual loss reported in net income per share before extraordinary items over the past 10 years;
2)	2016 annual net income per share equal to or greater than the peak net income per share reported over the past 10 years; and
3)	Consecutive increases in net income per share before extraordinary items since 2002.

Selected highlights for the three and nine months ended March 31, 2017 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.0 million to $7.6 million for the three months ended March 31, 2017 from $6.6 million for the three months ended March 31, 2016. Net interest income increased $3.0 million to $22.4 million for the nine months ended March 31, 2017 from $19.4 million for the nine months ended March 31, 2016.  These increases in net interest income resulted primarily increases in average interest-earning assets.

•
Net interest spread and margin increased two basis points to 3.26% and 3.33%, respectively, for the three months ended March 31, 2017 compared to 3.24% and 3.31%, respectively, for the three months ended March 31, 2016. Net interest spread and margin decreased one basis point to 3.32% and 3.39%, respectively, for the nine months ended March 31, 2017 compared to 3.33% and 3.40%, respectively, for the nine months ended March 31, 2016.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.58% and 3.56% for the three months ended March 31, 2017 and 2016, respectively. Tax equivalent net interest margin was 3.64% and 3.65% for the nine months ended March 31, 2017 and 2016, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $343,000 and $421,000 for the three months ended March 31, 2017 and 2016, respectively. The provision for loan losses amounted to $1.5 million and $1.1 million for the nine months ended March 31, 2017 and 2016, respectively.  Allowance for loan losses to total loans receivable decreased to 1.74% at March 31, 2017 compared to 1.79% at June 30, 2016.

•
Net charge-offs amounted to $43,000 and $44,000 for the three months ended March 31, 2017 and 2016, respectively, and amounted to $236,000 and $292,000 for the nine months ended March 31, 2017 and 2016, respectively.

•
Nonperforming loans amounted to $3.6 million and $3.4 million at March 31, 2017 and June 30, 2016, respectively. At March 31, 2017, nonperforming assets were 0.40% of total assets and nonperforming loans were 0.60% of net loans.  At June 30, 2016, nonperforming assets were 0.43% of total assets and nonperforming loans were 0.65% of net loans.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $164,000, or 11.6%, to $1.6 million for the three months ended March 31, 2017 as compared to $1.4 million for the three months ended March 31, 2016.  Noninterest income increased $310,000, or 7.0%, to $4.7 million for the nine months ended March 31, 2017 as compared to $4.4 million for the nine months ended March 31, 2016. These increases are primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards.

•
Noninterest expense increased $219,000, or 4.6%, to $5.0 million for the three months ended March 31, 2017 as compared to $4.8 million for the three months ended March 31, 2016. Noninterest expense increased $523,000, or 3.7%, to $14.6 million for the nine months ended March 31, 2017 as compared to $14.0 million for the nine months ended March 31, 2016. These increases in noninterest expense were primarily the result of an increase in salaries and employee benefits expenses, resulting from additional staffing within our lending department and customer service center, and increased computer software, supplies and support expense, resulting from changing the Company’s online banking platform to a new vender, providing greater functionality for customers.  Partially offsetting the aforementioned increases were decreases in legal and professional fees, lower FDIC insurance premiums resulting from a decrease in premium rates, and lower expenses related to foreclosed real estate included in other expenses.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements. The effective tax rate was 24.6% and 25.3% for the three and nine months ended March 31, 2017, respectively compared to 22.9% and 23.1% for the three and nine months ended March 31, 2016. The effective tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary.

Balance Sheet Summary
•	Total assets of the Company were $958.5 million at March 31, 2017 as compared to $868.8 million at June 30, 2016, an increase of $89.7 million, or 10.3%.

•
Securities available-for-sale and held-to-maturity decreased $13.8 million, or 4.5%, to $291.3 million at March 31, 2017 as compared to $305.1 million at June 30, 2016.  Securities purchases totaled $65.1 million during the nine months ended March 31, 2017 and consisted of $62.1 million of state and political subdivision securities, $2.0 million of U.S. government sponsored enterprises securities, and $1.0 million of mortgage-backed securities. Principal pay-downs and maturities during the nine months ended March 31, 2017 amounted to $76.9 million, of which $13.6 million were mortgage-backed securities, $62.0 million were state and political subdivision securities, and $1.3 million were corporate debt securities.

•
Net loans receivable increased $83.9 million, or 16.0%, to $606.7 million at March 31, 2017 from $522.8 million at June 30, 2016.  The loan growth experienced during the period consisted primarily of $60.1 million in commercial real estate loans, $7.4 million in commercial construction loans, $9.0 million in commercial loans, $3.4 million in multi-family real estate loans and $5.1 million in residential real estate loans.

•
Total deposits increased to $845.2 million at March 31, 2017 from $738.9 million at June 30, 2016, an increase of $106.3 million, or 14.4%. Noninterest-bearing deposits increased $3.0 million, or 3.4%, NOW deposits increased $89.0 million, or 28.7%, money market deposits increased $11.3 million, or 10.0%, and savings deposits increased $13.8 million, or 7.8% when comparing March 31, 2017 and June 30, 2016. These increases were partially offset by a decrease in certificates of deposit of $10.8 million, or 21.3%, when comparing March 31, 2017 and June 30, 2016. These increases were partially the result of an $84.0 million increase in municipal deposits at Greene County Commercial Bank, primarily from continued growth in new account relationships as well as tax collection.  Included within certificates of deposits at June 30, 2016 were $10.0 million in brokered certificates of deposit.  There were no brokered certificates of deposits at March 31, 2017.

•
Borrowings for the Company amounted to $22.7 million of long-term borrowings with the Federal Home Loan Bank of New York at March 31, 2017, compared to $26.1 million of overnight borrowings and $20.3 million of term borrowings at June 30, 2016.  There were no overnight borrowings outstanding at March 31, 2017. The Company also had a $500,000 outstanding balance on its line of credit with Atlantic Community Bankers Bank at March 31, 2017.  There was no balance outstanding on this line of credit at June 30, 2016.

•
Shareholders’ equity increased to $80.9 million at March 31, 2017 from $74.3 million at June 30, 2016, as net income of $8.3 million was partially offset by a $791,000 increase in other accumulated comprehensive loss and dividends declared and paid of $1,112,000.  Other changes in equity, an increase of $220,000, were the result of options exercised with the Company’s 2008 Stock Option Plan.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
Dollars in thousands, except share and per share data	2017	2016	2017	2016
Interest income	$8,411	$7,263	$24,709	$21,262
Interest expense	784	652	2,264	1,892
Net interest income	7,627	6,611	22,445	19,370
Provision for loan losses	343	421	1,472	1,138
Noninterest income	1,582	1,418	4,743	4,433
Noninterest expense	5,023	4,804	14,565	14,042
Income before taxes	3,843	2,804	11,151	8,623
Tax provision	946	643	2,821	1,992
Net Income	$2,897	$2,161	$8,330	$6,631

Basic EPS	$0.34	$0.26	$0.98	$0.78
Weighted average shares outstanding	8,502,614	8,464,392	8,492,501	8,454,147
Diluted EPS	$0.34	$0.25	$0.98	$0.78
Weighted average diluted shares outstanding	8,519,376	8,484,209	8,509,752	8,469,732
Dividends declared per share [4]	$0.0950	$0.0925	$0.2850	$0.2775

Selected Financial Ratios
Return on average assets[1]	1.24%	1.05%	1.23%	1.14%
Return on average equity[1]	14.56%	12.03%	14.36%	12.68%
Net interest rate spread[1]	3.26%	3.24%	3.32%	3.33%
Net interest margin[1]	3.33%	3.31%	3.39%	3.40%
Fully taxable-equivalent net interest margin[1,2]	3.58%	3.56%	3.64%	3.65%
Efficiency ratio[3]	54.54%	59.83%	53.57%	58.99%
Non-performing assets to total assets			0.40%	0.48%
Non-performing loans to net loans			0.60%	0.76%
Allowance for loan losses to non-performing loans			293.81%	239.94%
Allowance for loan losses to total loans			1.74%	1.79%
Shareholders’ equity to total assets			8.45%	8.57%
Dividend payout ratio[4]			29.08%	35.58%
Actual dividends paid to net income[5]			13.35%	16.15%
Book value per share			$9.52	$8.61

[1]	Ratios are annualized when necessary.
[2]
Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was approximately 34% for federal income taxes and 3.32% and 3.63% for New York State income taxes for the three and nine months ended March 31, 2017 and 2016, respectively.

Non-GAAP reconciliation – Fully taxable equivalent net interest margin

	For the three months ended		For the nine months ended
(Dollars in thousands)	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Net interest income (GAAP)	$7,627	$6,611	$22,445	$19,370
Tax-equivalent adjustment	565	494	1,622	1,398
Net interest income (fully taxable-equivalent basis)	$8,192	$7,105	$24,068	$20,768

Average interest-earning assets	$915,483	$799,099	$881,924	$759,470
Net interest margin (fully taxable-equivalent basis)	3.58%	3.56%	3.64%	3.65%

[3]	The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
[4]
The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.2% of the Company’s shares outstanding.

[5]	Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the nine months ended March 31, 2017 and 2016.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	As of March 31, 2017	As of June 30, 2016
(Dollars In thousands)
Assets
Total cash and cash equivalents	$35,587	$15,895
Long term certificate of deposit	2,145	2,210
Securities- available for sale, at fair value	77,041	100,123
Securities- held to maturity, at amortized cost	214,300	204,935
Federal Home Loan Bank stock, at cost	1,683	2,752

Gross loans receivable	616,492	531,290
Less: Allowance for loan losses	(10,721)	(9,485)
Unearned origination fees and costs, net	880	959
Net loans receivable	606,651	522,764

Premises and equipment	13,773	14,176
Accrued interest receivable	4,043	3,610
Foreclosed real estate	208	370
Prepaid expenses and other assets	3,060	1,946
Total assets	$958,491	$868,781

Liabilities and shareholders’ equity
Noninterest bearing deposits	$91,251	$88,254
Interest bearing deposits	753,938	650,633
Total deposits	845,189	738,887

Borrowings from FHLB, short term	-	26,100
Borrowings from other banks, short term	500	-
Borrowings from FHLB, long term	22,650	20,300
Accrued expenses and other liabilities	9,204	9,193
Total liabilities	877,543	794,480
Total shareholders’ equity	80,948	74,301
Total liabilities and shareholders’ equity	$958,491	$868,781
Common shares outstanding	8,502,614	8,475,614
Treasury shares	108,726	135,726